The Prudential Variable Contract Account-2
For the period ended 06/30/05
File number 811-01612
SUB-ITEM 77D

THE PRUDENTIAL VARIABLE
CONTRACT ACCOUNT - 2
STATEMENT OF ADDITIONAL INFORMATION
DATED
MAY 1, 2004
SUPPLEMENT DATED JANUARY 25, 2005
The following replaces the eighth paragraph under the section of the statement of additional information entitled "Investment Management and Administration of VCA 2 - Matters Considered by the VCA 2 Committee":
Effective as of January 20, 2005, Jeffrey Siegel is no longer a portfolio manager. The portfolio manager for VCA 2 is David A. Kiefer. Mr. Kiefer, CFA, is an Executive Vice President of Jennison, which he joined in September 2000. He joined Prudential's management training program in 1986. From 1988 to 1990, Mr. Kiefer worked at Prudential Power Funding Associates, making loans to the energy industry. He then left to attend business school, rejoining Prudential in equity asset management in 1992. Mr. Kiefer became a portfolio manager in 1994 at Prudential. Mr. Kiefer earned a B.S. from Princeton University and an M.B.A. from Harvard Business School.





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